EXHIBIT 99.1

Contact:
Kathy Taylor
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2010 First Quarter Results

PALO ALTO, Calif.—(BUSINESS WIRE)—May 11, 2010—Southwall Technologies Inc. (OTCBB: SWTX) announced first quarter 2010 revenue of $10.5 million, an increase of 61% from first quarter 2009 revenues of $6.5 million.  The year over year increase reflects the improving economy and increasing demand for higher energy efficiency products across our primary markets.

Gross profit for first quarter 2010 was $4.7 million, an increase of 93% from first quarter 2009 gross profit of $2.4 million.  The year over year increase is primarily due to higher sales volume, improved production efficiencies and higher plant utilization resulting in more effective absorption of fixed manufacturing costs as a percentage of sales.

First quarter 2010 net income was $1.3 million, or $0.04 per fully diluted share, as compared with net income for the first quarter 2009 of $2.3 million, which included approximately $2.4 million of other income relating to the settlement of our Matrix debt, or $0.07 per fully diluted share.

“As evidenced by our first quarter results, the core markets in which we operate have stabilized, with the  demand for higher energy efficiency being a key growth driver,” said Dennis Capovilla, Chief Executive Officer. “Our strategy to invest in growth and innovation during the market downturn has put us in a strong position, as the market recovers and the demand for green building continues.”

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001-certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2010 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 25, 2010.
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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2010	2009

Net revenues	$10,481	$6,496
Cost of revenues	5,768	4,051

Gross profit	4,713	2,445

Operating expenses:
Research and development	792	682
Selling, general and administrative	2,000	1,690

Total operating expenses	2,792	2,372

Income from operations	1,921	73

Interest expense, net	(94)	(70)
Other (expense) income, net	(481)	2,433

Income before provision for income taxes	1,346	2,436

Provision for income taxes	9	157

Net income	1,337	2,279

Deemed dividend on preferred stock	122	122

Net income attributable to common stockholders	$1,215	$2,157

Net income per share:

Basic	$0.04	$0.08
Diluted	$0.04	$0.07

Weighted average shares used in computing net income per share :
Basic	28,792	28,707
Diluted	35,906	33,770

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$13,309	$12,454
Accounts receivable, net	6,645	5,907
Inventories, net	3,839	4,522
Other current assets	1,216	1,479
Total current assets	25,009	24,362
Property, plant and equipment, net	13,166	14,393
Other assets	439	156
Total assets	$38,614	$38,911

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt and capital lease obligations	$685	$808
Accounts payable	1,419	1,258
Accrued compensation	895	1,395
Other accrued liabilities	4,698	4,881
Total current liabilities	7,697	8,342
Term debt and capital lease obligations	3,115	3,358
Other long term liabilities	29	58
Total liabilities	10,841	11,758

Series A, convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	29	29
Capital in excess of par value	78,300	78,291
Accumulated other comprehensive income	3,656	4,382
Accumulated deficit	(59,022)	(60,359)
Total stockholders’ equity	22,963	22,343

Total liabilities, preferred stock and stockholders’ equity	$38,614	$38,911

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended
	March 31,	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$1,337	$2,279
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on settlement of liability	—	(2,359)
Deferred income tax	(36)	24
Loss on disposal of property, plant and equipment	4	25
Depreciation and amortization	601	622
Stock-based compensation	112	92
Changes in operating assets and liabilities:
Accounts receivable, net	(679)	(1,053)
Inventories, net	537	(361)
Other current and non-current assets	(34)	(15)
Accounts payable and accrued liabilities	(553)	(501)
Net cash provided by (used in) operating activities	1,289	(1,247)

Cash flows from investing activities:
Restricted cash	—	261
Proceeds from sale of property, plant and equipment	—	28
Expenditures for property, plant and equipment	(194)	(371)
Net cash used in investing activities	(194)	(82)

Cash flows from financing activities:
Proceeds from exercise of stock options	20	—
Repayments of term debt and capital lease obligations	(133)	(1,228)
Net cash used in financing activities	(113)	(1,228)

Effect of foreign exchange rate changes on cash and cash equivalents	(127)	(435)

Net increase (decrease) in cash and cash equivalents	855	(2,992)
Cash and cash equivalents, beginning of period	12,454	10,768

Cash and cash equivalents, end of period	$13,309	$7,776